Exhibit 99.1

BlueLinx Expands Board of Directors Adding
Keith A. Haas and Marietta Edmunds Zakas

MARIETTA, GA, August 31, 2022 - BlueLinx Holdings Inc. (NYSE: BXC), a leading U.S. wholesale distributor of building products, announced today that Keith A. Haas and Marietta (“Martie") Edmunds Zakas were appointed as new directors by the company’s Board of Directors, increasing the size of the Board to eight directors, including six independent directors.

“We are excited to welcome two accomplished professionals in Keith and Martie to BlueLinx’s Board of Directors,” said Kim Fennebresque, non-executive Chairman of BlueLinx. “Keith’s deep operations and industry expertise in building products and Martie’s expertise in strategy, corporate development, and finance strengthen and diversify our Board while also complementing our specialty products growth strategy as we continue our transformation into the preeminent North American building products distributor.”

Keith A. Haas
Keith Haas currently serves as a non-executive director at Northwest Hardwoods and has over 25 years of operational leadership experience in the building products industry. Most recently, he served as Group Executive, Commercial at CRH plc where he had increasing executive leadership responsibilities in a diverse range of building products manufacturing and distribution. From 2019 to 2020 Mr. Haas served as President of CRH’s global Building Products Division, and from 2016 to 2018 as President of its Americas Products & Distribution Division. Mr. Haas also served as the Chief Executive Officer of CRH operating subsidiaries Oldcastle Architectural from 2008 to 2010 and Oldcastle Building Products from 2011 to 2015. He joined Oldcastle, Inc. in 1995 as Assistant Vice President of Business Development after beginning his career at Amoco Chemical Company as a project engineer. Mr. Haas earned a Bachelor of Science degree in Mechanical Engineering from the Georgia Institute of Technology and a Master of Business Administration degree from Georgia State University.

Martie Edmunds Zakas
Martie Edmunds Zakas currently serves as Executive Vice President and Chief Financial Officer of Mueller Water Products (NYSE: MWA), a $1.2 billion leading manufacturer of products and services used in the transmission, distribution, and measurement of water in North America. She has led Mueller Water Products' strategic planning, investor relations and corporate communications activities since 2006. Prior to that, Ms. Zakas spent five years with Russell Corporation, a $1.4 billion athletic apparel, footwear and equipment company, where she held a variety of positions culminating in her role as Corporate Vice President, Chief of Staff, Business Development and Treasurer. From 1993 to 2000, Ms. Zakas served as Corporate Vice President, Director of Investor Relations and Corporate Secretary for Equifax, Inc., a consumer and commercial credit reporting agency. Ms. Zakas earned a Bachelor of Arts degree with honors from Randolph Macon Woman’s College (now known as Randolph College), a Master of Business Administration degree from the University of Virginia Darden School of Business and a Juris Doctor from the University of Virginia School of Law. Ms. Zakas served for 11 years as a non-executive Director at Atlantic Capital Bank and Atlantic Capital Bancshares including serving as the Audit Committee Chair.

ABOUT BLUELINX
BlueLinx (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, and industrial products. With a strong market position, broad geographic coverage footprint servicing over 45 states, and the strength of a locally focused sales force, we distribute our comprehensive range of products to approximately 15,000 customers including national home centers, pro dealers, cooperatives, specialty distributors, regional and local dealers and industrial manufacturers. BlueLinx provides a wide range of value-added services and solutions to our customers and suppliers. We are headquartered in Georgia, with executive offices located at 1950 Spectrum Circle, Marietta, Georgia, and we operate our distribution business through a broad network of distribution centers. BlueLinx encourages investors to visit its website, www.BlueLinxCo.com, which is updated regularly with financial and other important information about BlueLinx.

INVESTOR & MEDIA CONTACTS
Ryan Taylor, VP Investor Relations & Treasury
BlueLinx Holdings Inc.
investor@bluelinxco.com

Seth Freeman, VP Marketing & Communications
BlueLinx Holdings Inc.
Seth.Freeman@bluelinxco.com

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